Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

CHEMOMAB THERAPEUTICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	American Depositary Shares (2)	(1)	$15,000,000.00	$.0001102	$1,653.00
Fees to be Paid	Other	Warrants to Purchase American Depositary Shares (2)	(3)
Fees to be Paid	Equity	American Depositary Shares issuable upon exercise of warrants (2)	(1)	$15,000,000.00	$.0001102	$1,653.00
	Total Offering Amounts			$30,000,000.00		$3,306.00
	Total Fees Previously Paid					$2,534.60
	Total Fee Offsets					-
	Net Fee Due					$771.40

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Each ADS represents twenty (20) ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-229522).

(3)	Calculated in accordance with Rule 457(g) under the Securities Act, because the ADSs of the registrant underlying the warrants are registered hereby.